UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Yahoo! Inc.
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The following is an excerpt of a portion of the transcript of Yahoo! Inc.’s first quarter 2012 earnings conference call held on April 17, 2012:

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Scott Thompson—Yahoo! Inc.—CEO

First, our Board. After a thorough review of a broad range of highly-qualified candidates by our nominating and corporate governance committee, our Board has appointed five new members. All with impressive records of significant accomplishment at high levels of media, advertising, marketing, technology, the internet, and finance.

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Important Additional Information

Yahoo! will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2012 proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of stockholders for no charge at the SEC’s website at www.sec.gov.

Yahoo!, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2012 annual meeting of stockholders. Information concerning the ownership of Yahoo! securities by Yahoo!’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo!’s proxy statement for its 2011 annual meeting of stockholders filed with the SEC on April 29, 2011. Information regarding Yahoo!’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2012 annual meeting of stockholders, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of stockholders when it is filed with the SEC.